Exhibit 99.1

SCOLR Pharma, Inc. Reports Year-end 2006

Financial Results

BELLEVUE, WA., March 12, 2007, - SCOLR Pharma, Inc. (AMEX: DDD) today reported financial results for the fiscal year ended December 31, 2006.

Total revenues increased significantly to $2.3 million for the year ended December 31, 2006, compared to $0.6 million for 2005, primarily as a result of $1.3 million of research and development income attributable to the Company’s agreement with Wyeth Consumer Healthcare, and increased royalty income of $0.2 million from its alliance with Perrigo. As previously reported, Perrigo has been successful in marketing its first CDT®-based sustained release nutritional product to a significant number of the nation’s largest retailers. Perrigo has introduced additional nutritional products which the Company believes will result in a higher level of royalty revenues during 2007.

Operating loss was $12.5 million for the year ended December 31, 2006, compared to a loss of $8.8 million for 2005. The increase was attributable to higher expenses for research and development, including clinical trials, strategic additions to personnel, licensing activities, and costs associated with compliance with the Sarbanes-Oxley Act of 2002. The increased loss also reflects $2.3 million of non-cash, share-based compensation expense associated with the adoption of SFAS 123(R). The net loss and net loss per diluted share for the year ended December 31, 2006, was $10.7 million and $0.29, respectively, compared to a net loss and net loss per diluted share of $8.9 million and $0.26 for 2005.

Year-end 2006 Highlights

•

Received the first milestone payment and reimbursement of research and development expenses from Wyeth Consumer Healthcare relating to development of a potential over the counter product. Under the agreement, signed in December 2005, SCOLR Pharma, Inc. granted Wyeth Consumer Healthcare the worldwide rights to utilize the Company’s proprietary and patented CDT drug delivery platform for potential products containing ibuprofen;

•

Reported promising bioavailability testing results from SCOLR’s enhanced immediate release CDT-Raloxifene tablets. SCOLR’s CDT formulation contains less than 50mg of raloxifene as compared to the Evista® 60 mg reference tablets;

•

Reported promising bioavailability testing results from SCOLR’s further optimized once-daily 24 mg CDT-Ondansetron tablets compared to three immediate release 8 mg Zofran® reference tablets dosed at 0; 8; and 16 hours;

•

Entered a research collaboration with BioCryst Pharmaceuticals, Inc., to develop a CDT-based oral formulation of Peramivir. Peramivir is a novel therapeutic being developed by BioCryst for treatment of seasonal and life threatening influenza, including avian flu, with a focus on intravenous and intramuscular delivery;

•

Announced a research agreement with a global consumer products company to co-develop a novel application of SCOLR’s CDT drug delivery technology to enhance several currently marketed products with significant market presence;

•

Renegotiated license agreements with Temple University and Archer Daniels Midland Company to significantly reduce future royalty payments for prescription products under our CDT electrolyte (salt) patent license and facilitate the introduction of new CDT-based nutraceutical/dietary supplement formulations with Perrigo;

•	Introduced three once-daily CDT based private label products — Glucosamine/Chondroitin Sodium Free, Glucosamine, and Glucosamine/Chondroitin/MSM — with our alliance partner, the Perrigo Company;

•	Submitted four new U.S. patent applications and one international PCT application (including up to 136 countries) to further broaden the CDT intellectual property estate; and,

•	Completed $11.9 million registered direct financing in April ‘06.

Daniel O. Wilds, SCOLR Pharma’s President and CEO, stated that, “We made significant progress in 2006 broadening our portfolio of existing and potential CDT-based product applications while advancing our relationships with Wyeth and Perrigo. To date, we have received two milestone payments from Wyeth and reimbursement for research and development expenses relating to the first potential product. We have also worked with Perrigo to expand its product line to four extended release CDT-based nutritional products and we look forward to additional product introductions by Perrigo in 2007.”

Commenting on the clinical pipeline, Wilds said, “We continue to be encouraged by the successful results of our growing clinical experience with our CDT technology. In addition to our earlier successful testing of CDT-based ibuprofen and pseudoephedrine, during the past 12 months we have further optimized and reported promising bioavailability testing results for our lower dose CDT-Raloxifene and our once-daily CDT-Ondansetron formulations. We have also prepared clinical supplies for the planned pilot testing of our initial CDT-Fenofibrate formulations in April 2007 and we plan to complete additional testing of optimized CDT-based Raloxifene and Ondansetron formulations by early next year. Our growing confidence in our technology and positive test results have led us to further expand the application of our CDT platform to include the recently announced new drug targets risperidone and rivastigmine, with others targets to be announced in the near future. We believe that each of the seven CDT drug candidates referenced above have addressable market sales ranging from $.5 billion to $1.5 billion.”

Wilds further commented that, “During 2006, we successfully concluded our fourth partnering relationship and we continue to pursue additional strategic alliances and collaborations to advance the manufacturing, marketing and distribution of our potential products. These partnering and collaborative research agreements are important affirmations of the breadth of our proprietary CDT drug delivery technology. We are working closely with our partners on potential new pharmaceutical and consumer applications and believe the pipeline of new opportunities for 2007 remains robust.”

Raloxifene hydrochloride is the active ingredient in Evista®, Eli Lilly’s immediate release tablets for osteoporosis. Ondansetron hydrochloride is the active ingredient in Zofran®, GlaxoSmithKline’s tablet and injection formulations to prevent chemotherapy and radiation related nausea and vomiting. Fenofibrate is the active ingredient in Tricor®, an Abbott product for hypercholesterolemia (elevated total cholesterol). Risperidone is the active ingredient in Risperdal®, Janssen, L.P.’s product for the management of schizophrenia and bipolar mania. Rivastigmine is the active ingredient in Excelon®, Novartis’s product for the management of Alzheimer’s disease.

SCOLR Pharma’s strategy includes a significant commitment to research and development activities in connection with the growth of its drug delivery program. Research and development expenses increased

31%, or $1.8 million, to $7.7 million for the year ended December 31, 2006, compared to $5.9 million for 2005. This increase reflects the recognition of $0.8 million in expense associated with amendments to SCOLR’s license agreements with Temple University and ADM, $0.6 million for non-cash, share-based compensation expense due to the adoption of SFAS 123(R), $0.2 million increase in salaries, wages and employee benefits, and $0.2 million increase in rent. The Company expects research and development costs to increase during 2007 as it expands its development projects.

Marketing and selling expenses increased significantly to $0.8 million for the year ended December 31, 2006, compared to $0.3 million for the same period in 2005, primarily due to increases of approximately $0.2 million in salaries and related expenses attributable to additional personnel and higher salaries, and an increase of approximately $0.1 million associated with the recognition of non-cash, share-based compensation expense due to the adoption of SFAS 123(R). The remainder of the increase in marketing and selling expenses is attributable to increases in advertising and promotion costs associated with participation in additional trade shows and conferences, and non-cash, share-based compensation costs for outside consulting services. Additional expenses are planned in future periods as we increase our selling and marketing efforts to support commercialization of our drug delivery technology.

General and administrative expenses increased 91%, or $2.9 million, to $6.2 million for the year ended December 31, 2006, compared to $3.3 million for 2005, primarily due to non-cash, share-based compensation costs, expenses associated with compliance with the Sarbanes-Oxley Act of 2002, higher insurance costs, and higher salaries and wages. Employee and director non-cash, share-based compensation costs increased $1.6 million due to the adoption of SFAS 123(R) and increased $0.2 million due to consulting expenses associated with the advisory services agreement with the Company’s chairman. Consulting expenses, comprised of compliance costs associated with development and implementation of internal controls and compliance with Section 404 of the Sarbanes-Oxley Act, external reporting and information technology services, contributed $0.3 million to the increase. Salaries and wages increased $0.4 million due to increased personnel, and severance costs incurred in the first quarter of 2006. Insurance expense increased approximately $0.2 million due to expanded coverage.

As of December 31, 2006, the Company had $16.2 million of working capital compared to $13.4 million as of December 31, 2005. The Company believes that its cash, cash equivalents and short term investments will be sufficient to fund its operations at planned levels through early 2008.

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL HIGHLIGHTS

SCOLR Pharma, Inc

STATEMENTS OF OPERATIONS

(audited)

	Twelve months ended December 31,		Three months ended December 31,
	2006	2005	2006	2005
Royalty Revenue	$856,027	$635,407	$351,284	$186,351
Research and development income	1,345,498	—	466,012	—
Licensing Revenue	76,924	—	19,231	—

Total Revenues	2,278,449	635,407	836,527	186,351

Operating Expenses
Marketing and selling	813,071	286,377	271,197	94,079
Research and development	7,692,903	5,878,290	1,732,104	1,751,571
General and administrative	6,237,890	3,267,538	1,685,943	1,299,609

	14,743,864	9,432,205	3,689,244	3,145,259

Operating loss	(12,465,415)	(8,796,798)	(2,852,717)	(2,958,908)

Other income (expense)
Interest expense	(170)	(5,789)	—	(359)
Interest income	843,427	486,288	229,589	147,936
Settlement in connection with asset sale and license agreement		(537,921)
Unrealized gain on fair value of warrants	974,211	(97,297)	768,272	(818,226)
Other	(95,283)	65,454	(1,764)	(2,134)

	1,722,185	(89,265)	996,097	(672,783)
Net Gain/(Loss)	$(10,743,230)	$(8,886,063)	$(1,856,620)	$(3,631,691)

Net loss per share, basic and diluted	$(0.29)	$(0.26)	$(0.05)	$(0.10)

Shares used in calculation of basic and diluted net loss per share	37,155,613	34,323,934	38,040,916	36,316,910

SCOLR Pharma, Inc.

CONSOLIDATED BALANCE SHEET DATA

December 31,

	2006	2005
ASSETS
Cash and cash equivalents	$15,217,946	$10,928,442
Short-term investments	993,542	2,391,775
Receivables, net	846,620	218,293
Current portion of notes receivable	—	505,927
Prepaid expenses	362,712	285,230

Total current assets	17,438,820	14,329,667

Property, net.	730,512	846,573
Intangible assets, net	325,148	503,847

Total Assets	$18,494,480	$15,680,087

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$1,199,800	$931,341
Fair value of warrants to purchase common stock	1,171,045	2,230,457

Total liabilities	2,370,845	3,161,798

Temporary equity	—	9,147,484
Stockholders’ equity	16,123,635	3,370,805

Total Liabilities and Shareholders’ Equity	$18,494,480	$15,680,087

Contacts:

Investor Relations:

Cameron Associates

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com